Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of November 9, 2010 between Rosetta Stone Ltd., a Delaware corporation (together with its successors and assigns, the “Company”), and Stephen Swad (“Executive”).

Recitals

A.            The Company and Executive desire to enter into an agreement pursuant to which the Company will employ Executive as its Chief Financial Officer subject to the terms and conditions of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

1.             Employment.

The Company hereby engages Executive to serve as the Chief Financial Officer of the Company, and Executive agrees to serve the Company, during the Service Term (as defined in Section 4 below) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

2.             Duties.

During the Service Term, Executive, as Chief Financial Officer of the Company, shall have all the duties and responsibilities customarily rendered by chief financial officers of companies of similar size and nature and such other duties and responsibilities consistent with his position as may be delegated from time to time by the Board or the Chief Executive Officer (“CEO”) in their sole discretion.  Executive will report to the CEO of the Company.

Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its Subsidiaries. With the consent of the CEO, Executive will be permitted to serve on the boards of other companies so long as such service does not unreasonably interfere with his duties to the Company.

3.             Salary, Bonus, Benefits and Equity.

The CEO and the Board shall make all decisions related to Executive’s base salary and the payment of bonuses, if any.  Executive’s Annual Base Salary and other compensation will be reviewed by the CEO and the Board at least annually.

(a)           Base Salary.  During the Service Term, the Company will pay Executive a base salary (the “Annual Base Salary”) as the CEO and the Board may designate from time to time. The initial Annual Base Salary shall be at the rate of $400,000 per annum in accordance with the

Company’s customary payroll practices (minus all applicable withholdings).  Executive’s Annual Base Salary for any partial year will be prorated based upon the number of days elapsed in such year.  The Annual Base Salary may be increased (but not decreased) from time to time during the Service Term by the Board based upon the Company’s and Executive’s performance.

(b)           Bonus.  Executive shall be eligible to receive an annual bonus in accordance with Company bonus policy to be established by the Board of Directors from time to time (the “Annual Bonus”).  The Annual Bonus, if any, will be determined by the Board based upon the Company’s annual achievement of financial performance goals and other annual objectives as determined by the Board in good faith for each fiscal year of the Company.  For 2010, Executive will receive a one-time bonus of $240,000, paid by March 15, 2011.  For subsequent years, the Annual Bonus target as a percentage of then-current Annual Base Salary, may be adjusted, but may not be less than 60% of the Executive’s then-current Annual Base Salary upon 100% achievement of the annual objectives as set out in the Company’s Executive Bonus Plan.

(c)           Benefits.

(i.)                                  Executive and, to the extent eligible, his dependents, shall be entitled to participate in and receive all benefits under any welfare or pension benefit plans and programs made available to the Company’s senior level executives or to its employees generally (including, without limitation, medical, disability and life insurance programs, accidental death and dismemberment protection, leave and participation in retirement plans and deferred compensation plans), subject, however, to the generally applicable eligibility and other provisions of the various plans and programs and laws and regulations in effect from time to time.

(ii.)                               The Company shall reimburse Executive for all reasonable, ordinary and necessary business, travel and entertainment expenses incurred during the Service Term in the performance of his services hereunder in accordance with the policies of the Company as they are from time to time in effect. Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills, or receipts evidencing the travel or out-of-pocket expenses for which Executive seeks payment or reimbursement, and any other information or materials, which the Company may from time to time reasonably require. The Company shall pay Executive the amount of such an expense by the last day of Executive’s taxable year following the taxable year in which Executive incurred such expense.  The expenses that are subject to reimbursement pursuant to this Section 3(c)(ii) shall not be limited as a result of when the expenses are incurred.  The amount of expenses eligible for reimbursement pursuant to this Section 3(c)(ii) during a given taxable year of Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of Executive.  The right to reimbursement pursuant to this Section 3(c)(ii) is not subject to liquidation or exchange for another benefit.

(iii.)                            Executive shall be entitled to paid vacation of up to 22 days per annum which shall accrue pro rata during the applicable year and shall be entitled to medical, disability, family and other leave in accordance with Company policies as in effect from time to time for senior executives.

(iv.)                           Notwithstanding anything to the contrary contained above, the Company shall be entitled to terminate or reduce any employee benefit enjoyed by Executive pursuant to the provisions of this Section 3(c), but only if such reduction is part of an across-the-board reduction applicable to all executives of the Company who are entitled to such benefit.

(d)           Equity Awards. The Executive will receive a one-time, new hire equity grant of: 150,000 stock options, vested over four (4) years; and 100,000 shares of restricted stock (as evidenced by an award agreement under the Rosetta Stone Inc. 2009 Omnibus Incentive Plan), which is vested over three (3) years.  Executive shall be eligible to receive subsequent annual grants of stock options and other equity awards in accordance with equity compensation arrangements established by the Board. The grants shall have such terms as are determined by the Board in accordance with the current stock plan in place at time of grant. Executive will be eligible to participate in a pending executive long-term performance plan that will be approved by the Board.  Executive will receive a minimum of 12.5% of the executive grant pool pursuant to the terms of the long term incentive program.

4.             Employment Term.

Unless Executive’s employment under this Agreement is sooner terminated as a result of Executive’s resignation or termination in accordance with the provisions of Section 5 below, Executive’s term of employment (“Service Term”) under this Agreement shall commence on the date hereof and shall continue for a period of one year, and at the end of each day it shall renew and extend automatically for an additional day so that the remaining Service Term is always one year; provided, however, that either party may terminate this Agreement pursuant to Section 5 below for any reason, with or without Cause or with or without Good Reason, as the case may be, at any time upon thirty (30) days prior written notice to the other party of its decision to terminate (except in the event of termination for Cause, whereupon Executive’s termination shall be effective immediately upon written notice thereof except for any required grace periods for “Cause” as otherwise set forth below).

5.             Termination.

Executive’s employment with the Company shall cease upon the first of the following events to occur:

(a)           Executive’s death.

(b)           Executive’s voluntary retirement at age 65 or older.

(c)           Executive’s disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) by the concurring opinions of two licensed physicians (one selected by the Company and one by Executive), and (2) the CEO has determined, based on competent medical advice, that such incapacity will likely last for a continuous period of at six (6) months.  Any such termination for disability shall be only as expressly permitted by the Americans with Disabilities Act.

(d)           Termination by the Company by the delivery to Executive of a written notice from the CEO that Executive has been terminated (“Notice of Termination”) with or without Cause.  “Cause” shall mean termination for any of the following:

(i)        Executive’s (A) commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty in the performance of his duties to the Company or fraud; (B) substantial and repeated failure to perform duties of the office held by Executive as reasonably directed by the Board or the CEO; (C) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries; (D) material breach of this Agreement not cured within ten (10) days after receipt of written notice thereof from the Company; (E) failure, within ten (10) days after receipt by Executive of written notice thereof from the Company, to correct, cease or otherwise alter any failure to comply with instructions or other action or omission which the Board or the CEO reasonably believes does or may materially or adversely affect its business or operations; (F) misconduct which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Company or its Subsidiaries if Executive were to remain employed by the Company; (G) harassing or discriminating against the Company’s employees, customers or vendors in violation of the Company’s policies with respect to such matters; (H) misappropriation of funds or assets of the Company for personal use or willful violation of Company policies or standards of business conduct as determined in good faith by the Board or the CEO; and/or (I) failure due to some action or inaction on the part of Executive to have immigration status that permits Executive to maintain full-time employment with the Company in the United States in compliance with all applicable immigration laws.

(e)           Executive’s voluntary resignation by the delivery to the Board of a written notice from Executive that Executive has resigned with or without Good Reason. “Good Reason” shall mean Executive’s resignation from employment with the Company within thirty (30) days after (i) a material diminution in Executive’s annual salary, duties, authority or responsibilities from the annual salary, duties, authority or responsibilities as in effect at the commencement of the Service Term, (ii) requiring Executive to report to anyone other than the CEO or the Board, (iii) the Company’s failure to perform any material obligation undertaken by the Company to Executive hereunder after Executive has provided the Company with written notice of such failure and such failure has not thereafter been cured within ten (10) days of the delivery of such written notice or (iv) notice by the Company to Executive that his primary place of employment is to be relocated to a geographic area more than 50 miles from Arlington, VA without Executive’s consent.

6.             Rights on Termination.

(a)           If during the Service Term Executive’s employment is terminated under Section 5 above (x) by the Company without Cause or (y) by Executive with Good Reason, then:

(i)        The Company shall pay to Executive, at the times specified in Section 6(a)(vii) below, the following amounts (the “Severance Payments”):

(1)           the Accrued Obligation;

(2)           Executive’s Annual Base Salary through the effective date of the termination of Executive’s employment (the “Termination Date”) for periods following his Separation From Service, to the extent not theretofore paid;

(3)           a lump sum in cash equal to the product of (x) 1/12 of the amount of the Annual Base Salary in effect immediately prior to the Termination Date and (y) 12; and

(4)           a lump sum in cash equal to the product of (x) the monthly basic life insurance premium applicable to Executive’s basic life insurance coverage immediately prior to the Termination Date and (y) 12.  Executive may, at his option, convert his basic life insurance coverage to an individual policy after the Termination Date by completing the forms required by the Company for this purpose.

(ii)       The Company will pay, when due and payable under the Annual Bonus plan, (x) Executive’s Annual Bonus with respect to any year that ended prior to the year in which the Termination Date occurs, and (y) the pro rata portion (based on the number of full months employed during the year) of the amount Executive’s Annual Bonus, if any, would have been for the year in which the Termination Date occurs if his employment has not been terminated.

(iii)     Upon your termination, you and your eligible dependents may elect health care coverage for up to 18 months from your last day of work at the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA).  The Company will reimburse you for up to twelve (12) months on an after-tax basis the portion of your COBRA premiums for such coverage that exceeds the amount that you would have incurred in premiums for coverage under the Company’s health plan if then employed by the Company.  Following the twelve (12) months of coverage, you will be responsible for all future premium payments to PayFlex should you wish to continue your COBRA coverage.   However, if you or your spouse becomes eligible for group health coverage sponsored by another employer or for any other reason your COBRA coverage terminates, the Company shall not be obligated to pay any portion of the premiums provided hereunder for periods after you become eligible for such other coverage or your COBRA coverage terminates.

(iv)      Payments and benefits provided to Executive under this Section 6 (other than Accrued Obligations) are contingent upon Executive’s execution of a release within sixty (60) days of the Termination Date substantially in the form of Exhibit A hereto.

(v)        Executive shall not be permitted to specify the taxable year in which a payment described in this Section 6 shall be made to him.

(vi)      The Company shall pay Executive the amounts specified in Section 6(a)(i)(1) within thirty (30) days after the Termination Date.  The Company shall pay to Executive the amounts specified in Sections 6(a)(i)(2), (3) and (4) on the date that is six months following the date of Executive’s Separation From Service unless an exemption is otherwise permitted under Section 409A.  Further, the Company shall pay to Executive, on the date that is six months following Executive’s Separation From Service, an additional interest amount equal to the amount of interest that would be earned on the amounts specified in Sections 6(a)(i)(2), (3) and (4) and, to the extent subject to a mandatory six-month delay in payment, the amounts specified in Section 6(a)(iii), for the period commencing on the date of Executive’s Separation From Service until the date of payment of such amounts, calculated using an interest rate equal to the six month U.S. Treasury Rate in effect on the date of Executive’s Separation From Service.

(vii)     All unvested restricted stock described in Section 3(d) above shall become fully vested and no longer subject to forfeiture restrictions on Executive’s Termination Date.

(b)           If the Company terminates Executive’s employment for Cause, if Executive dies or is disabled (as defined in Section 5(c) above), or if Executive resigns without Good Reason, the Company’s obligations to pay any compensation or benefits under this Agreement will cease effective as of the Termination Date and the Company shall pay to Executive the Accrued Obligation within thirty (30) days following the Termination Date.  The Company shall pay to Executive his Annual Base Salary for periods following his Separation From Service, to the extent not theretofore paid, within thirty (30) days following his Separation From Service if he is not a Specified Employee or on the date that is six months following his Separation From Service if he is a Specified Employee unless an exemption is otherwise permitted under Section 409A.  If Executive dies, the Company will also pay, when due and payable under the Annual Bonus plan, (x) Executive’s Annual Bonus with respect to any year that ended prior to the year in which the Termination Date occurs, and (y) the pro rata portion (based on the number of full and partial months employed during the year) of the amount of Executive’s Annual Bonus, if any, would have been for the year in which the Termination Date occurs if his employment had not been terminated.  In addition, all restricted stock subject to forfeiture restrictions described in Section 3(d) above shall become fully vested and no longer be subject to forfeiture restrictions on the date of Executive’s death or disability.  Following such payments, the Company shall have no further obligations to Executive other than as may be required by law or the terms of an employee benefit plan of the Company or pursuant to Section 13 or 15 hereof.

(c)           Notwithstanding the foregoing, the Company’s obligation to Executive for Severance Payments or other rights under either Sections 6(a) or (b) above shall cease if Executive is in violation of the provisions of Sections 8 or 9 below.

(d)           If the Executive retires at age 65 or older the Company shall pay the Executive’s Annual Base Salary through the retirement date and shall also pay when due and payable under the Annual Bonus plan (x) Executive’s Annual Bonus with respect to any year that ended prior to the year in which the retirement date occurs, and (y) the pro rata portion (based on the number of full and partial months employed during the year) of the amount Executive’s Annual Bonus, if any, would have been for the year in which the retirement occurs if he had not retired.  No other amounts will be payable by the Company except as may be required by law, pursuant to Section 13 and 15 hereof or under the terms of an employee benefit plan of the Company.

(e) In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of amounts payable under this Section 6.  There shall be no offset by the Company against Executive’s entitlements under this Agreement for any compensation or other amounts that Executive earns from subsequent employment or engagement of his services.

7.             Representations of Executive.

Executive hereby represents and warrants to the Company that the statements contained in this Section 7 are true and accurate as of the date of this Agreement.

(a)           Legal Proceedings.  Executive has not been (i) the subject of any criminal proceeding (other than a traffic violation or other minor offense) which has resulted in a conviction against Executive, nor is Executive the subject of any pending criminal proceeding (other than a traffic violation or other minor offense), (ii) indicted for, or charged in a court of competent jurisdiction with, any felony or crime of moral turpitude, (iii) the defendant in any civil complaint alleging damages in excess of $50,000 except as listed in Exhibit B, or (iv) the defendant in any civil complaint alleging sexual harassment, unfair labor practices or discrimination in the work place.

(b)           Securities Law.  Executive has not been found in a civil action by the Securities and Exchange Commission, Commodity Futures Trading Commission, a state securities authority or any other regulatory agency to have violated any federal, state or other securities or commodities law.

(c)           Work History; Immigration Status.  Executive’s resume, previously provided by Executive to the Company, is complete and correct in all material respects, and accurately reflects Executive’s prior work history. Executive has the full legal right to be employed on a full-time basis by the Company in the United States under all applicable immigration laws on the basis of the Company’s continued willingness to employ him on a full-time basis, and has provided the Company with evidence of legal immigration status and will do so at any time upon request. The Company will, if applicable, continue to cooperate with Executive in maintaining Executive’s work visa status and/or any mutually agreeable adjustment of status.

(d)           Employment Restrictions.  Executive is not currently a party to any non competition, non-solicitation, confidentiality or other work-related agreement that limits or restricts Executive’s ability to work in any particular field or in any particular geographic region, which would be violated by this Agreement.

8.             Confidential Information; Proprietary Information, etc.

(a)           Obligation to Maintain Confidentiality.  Executive acknowledges that any Proprietary Information disclosed or made available to Executive or obtained, observed or known by Executive as a direct or indirect consequence of his employment with or performance of services for the Company or any of its Subsidiaries during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which Executive is receiving Severance Payments, are the property of the Company and its Subsidiaries. Therefore, Executive agrees that, other than as required by law or in the course of performance of his duties as an employee of the Company, he will not at any time (whether during or after Executive’s term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or records pertaining to the Company, its Subsidiaries and their respective business for any reason whatsoever without the CEO’s consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions to act. Executive agrees to deliver to the Company at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time the Company may request in writing (whether during or after Executive’s term of employment), all records pertaining to the Company, its Subsidiaries and their respective business which he may then possess or have under his control. Executive further agrees that any property situated on the Company’s or its Subsidiaries’ premises and owned by the Company or its Subsidiaries, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Subsidiaries and their personnel at any time with or without notice. Nothing in this Section 8(a) shall be construed to prevent Executive from using his general knowledge and experience in future employment so long as Executive complies with this Section 8(a) and the other restrictions contained in this Agreement.

(b)           Ownership of Property.  Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Subsidiaries (including any of the foregoing that constitutes any Proprietary Information or records) (“Work Product”) belong to the Company or such Subsidiary and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Subsidiary. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Subsidiary shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Company or such Subsidiary all right, title and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the CEO and perform all actions reasonably requested by the CEO (whether during or after Executive’s term of employment) to establish and confirm the Company’s or its Subsidiary’s ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this Section 8(b) to the contrary, the Company’s ownership of Work Product does not apply to any invention that Executive develops entirely on his own time without using the equipment, supplies or facilities of the Company or Subsidiaries or any Proprietary Information (including trade secrets), except that the Company’s ownership of Work Product does include those inventions that: (i) relate to the business of the

Company or its Subsidiaries or to the actual or demonstrably anticipated research or development relating to the Company’s business; or (ii) result from any work that Executive performs for the Company or its Subsidiaries.

(c)           Third Party Information.  Executive understands that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive’s employment and thereafter, and without in any way limiting the provisions of Sections 8(a) and 8(b) above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or its Subsidiaries) or use, except as may be required by law or in connection with his work for the Company or its Subsidiaries, Third Party Information unless expressly authorized by the CEO in writing.

(d)           Use of Information of Prior Employers, etc.  Executive will abide by any enforceable obligations contained in any agreements that Executive has entered into with his prior employers or other parties to whom Executive has an obligation of confidentiality.

(e)           Compelled Disclosure.  If Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, if permitted by law, Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy.  Executive will cooperate fully with the Company and the Company’s representatives in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Executive disclose Proprietary Information or Third Party Information then Executive may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that Executive will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

9.             Noncompetition and Nonsolicitation.

(a)           Noncompetition. As long as Executive is an employee of the Company or any Subsidiary thereof, and for a period ending twelve (12) months following the Termination Date of Executive’s employment (the “Restrictive Covenant Period”), Executive shall not, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of producing and selling software used for learning foreign languages, including English as a foreign language or any other businesses then carried on by the Company or its Subsidiaries if such other businesses represent 10% or more of the Company’s annual revenues or net profits (the “Business”) in any geographic area in which: (i) Executive acted as an employee of the Company or its Subsidiaries and had contact with the customers of the Company or its Subsidiaries during the 12-month period immediately preceding the Termination Date, and (ii) the Company or its Subsidiaries is conducting business or has conducted business during the Restrictive Covenant Period.

(b)           Nonsolicitation.  As long as Executive is an employee of the Company or any Subsidiary thereof, and during the Restrictive Covenant Period thereafter, Executive shall not directly or indirectly through another entity:  (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof; (ii) hire or employ any person who was an employee of the Company or any Subsidiary at any time during the 12-month period immediately preceding the Termination Date; (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary; (iv) solicit or provide services related to the Business to any Person who was a customer or client of the Company or any Subsidiary at any time during the 12-month period immediately preceding the Termination Date; or (v) solicit or provide services related to the Business to any Prospective Customer. For purposes hereof, a “Prospective Customer” means any Person whom the Company or any of its Subsidiaries has entertained discussions with to become a client or customer at any time during the 12-month period immediately preceding the Termination Date and who has not explicitly rejected a business relationship with the Company.

(c)           Acknowledgment.  Executive acknowledges that in the course of his employment with the Company and its Subsidiaries, he has and will become familiar with the trade secrets and other Proprietary Information of the Company and its Subsidiaries. Executive further acknowledges that as the Chief Financial Officer of the Company, Executive has and will have direct or indirect responsibility, oversight or duties with respect to all of the businesses of the Company and its Subsidiaries and its and their current and prospective employees, vendors, customers, clients and other business relations, and that, accordingly, the geographical restriction contained in this Section 9 is reasonable in all respects and necessary to protect the goodwill and Proprietary Information of the Company and that without such protection the Company’s customer and client relations and competitive advantage would be materially adversely affected.  It is specifically recognized by Executive that his services to the Company and its Subsidiaries are special, unique and of extraordinary value, that the Company has a protectable interest in prohibiting Executive as provided in this Section 9, that Executive is directly responsible for the growth and development of the Company and the creation and preservation of the Company’s goodwill, that money damages are insufficient to protect such interests, that there is adequate consideration being provided to Executive hereunder, that such prohibitions are necessary and appropriate without regard to payments being made to Executive hereunder and that the Company would not enter this Agreement with Executive without the restriction of this Section 9.  Executive further acknowledges that the restrictions contained in this Section 9 do not impose an undue hardship on him and, since he has general business skills that may be used in industries other than that in which the Company and its Subsidiaries conduct their business, do not deprive Executive of his livelihood. Executive further acknowledges that the provisions of this Section 9 are separate and independent of the other sections of this Agreement.

(d)           Enforcement, etc.  If, at the time of enforcement of Section 8 or 9 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area.  Because Executive’s services are unique, because Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, without limiting the generality of Section 12(f), in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(e)           Submission to Jurisdiction.  The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to Section 8 and/or 9 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 8 and/or 9 of this Agreement in any other court. The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

GENERAL PROVISIONS

10.          Definitions.

“Accrued Obligation” means the sum of (a) Executive’s Annual Base Salary through the Termination Date for periods through but not following his Separation From Service,  (b) any accrued vacation pay earned by Executive, in each case, to the extent not theretofore paid, (c) any reimbursable expense under Section 3(c)(ii) hereof to the extent not theretofore paid, (d) any benefits Executive or his beneficiaries are entitled to under the provision of any employee benefit plan or arrangement or any incentive plan or arrangement of the Company as in effect from time to time and (e) any amounts owed to Executive pursuant to Section 13 hereof.

“Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person. A Subsidiary of the Company shall be an Affiliate of the Company.

“Board” means the Board of Directors of the Company or any committee of the Board, such as the Compensation Committee, to which the Board has delegated applicable authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, university, college, governmental authority or other entity of any kind.

“Proprietary Information” means any and all data and information concerning the business affairs of the Company or any of its Subsidiaries and not generally known in the industry in which the Company or any of its Subsidiaries is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its Subsidiaries businesses, but in any event Proprietary Information shall include, any of the Company’s and its Subsidiaries’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries businesses or industries, customers, customer lists, clients, client lists, the prices the Company and its Subsidiaries obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Subsidiaries, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important. Proprietary Information does not include any information that Executive has obtained from a Person other than an employee of the Company or a Subsidiary, which was disclosed to him without a breach of a duty of confidentiality.

“Section 409A” means section 409A of the Code and the final Department of Treasury regulations issued thereunder.

“Separation From Service” shall have the meaning ascribed to such term in Section 409A.

“Specified Employee” means a person who is a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Board.

“Subsidiary” means any company of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

11.          Notices.

Any notice provided for in this Agreement must be in writing and must be mailed, personally delivered or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company:

Rosetta Stone Ltd.
1919 North Lynn Street

7th Floor

Arlington, VA 22209

Attention:  Chief Executive Officer

With a copy to

Rosetta Stone Ltd.
1919 North Lynn Street

7th Floor

Arlington, VA 22209

Attention:  SVP HR and General Counsel

If to Executive:

Stephen Swad

c/o Rosetta Stone Ltd.

1919 North Lynn Street

7th Floor

Arlington, VA 22209

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when delivered or, if mailed, five (5) business days after deposit in the U.S. mail.

12.          Miscellaneous.

(a)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)           Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain Executive Employment Agreement between the Company and Executive dated as of May 22, 2006.

(c)           Counterparts; Facsimile Transmission.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that its own telecopied signature will bind it and that it accepts the telecopied signature of each other party to this Agreement.

(d)           Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of the parties under this Agreement shall not be assignable without the prior written consent of the other party, except for assignments by operation of law and assignments by the Company to any successor of the Company by merger, consolidation, combination or sale of assets. Any purported assignment in violation of these provisions shall be void ab initio.

(e)           Choice of Law; Jurisdiction.  All questions or disputes concerning this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.  The parties hereby: (i) submit to the non-exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Agreement; and (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court. Each party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(f)            Remedies.  Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g)           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.

(h)           Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.  The provisions of this Section 12(h) shall not apply to determine the date an amount is payable under Section 3(c)(ii) or 6.

(i)            Termination.  This Agreement (except for the provisions of Sections 1, 2, 3, 4 and 12) shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect after such termination.

(j)            No Waiver.  A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion. Neither failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(k)           Insurance.  The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance with respect to Executive in any amount or amounts considered available provided, however, that such procurement of insurance does not restrict the amount of insurance that Executive may obtain for his own personal use. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(l)            Withholding of Taxes on Behalf of Executive.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

(m)          Waiver of Jury Trial.  BOTH PARTIES TO THIS AGREEMENT AGREE THAT ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM RELATING TO THE TERMS AND PROVISIONS OF THIS AGREEMENT, OR TO ITS BREACH, MAY BE COMMENCED IN THE COMMONWEALTH OF VIRGINIA IN A COURT OF COMPETENT JURISDICTION.  BOTH PARTIES TO THIS AGREEMENT FURTHER AGREE THAT ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM SHALL BE RESOLVED BY A JUDGE ALONE, AND BOTH PARTIES HEREBY WAIVE AND FOREVER RENOUNCE THAT RIGHT TO A TRIAL BEFORE A CIVIL JURY.

13.          Certain Additional Payments by the Company.

(a)           Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by, or benefit from, the Company or an Affiliate or any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code) or by any Affiliate of such person, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 13) (a “Payment”) would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Any Gross-Up Payment that the Company is required to make to reimburse Executive for federal, state and local taxes imposed upon Executive, including the amount of additional taxes imposed upon Executive due to the Company’s payment of the initial taxes on such amounts, shall be made by the Company by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes to the taxing authority.

(b)           Subject to the provisions of Section 13(c), all determinations required to be made under this Section 13, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm that is (i) not serving as accountant or auditor for the person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code) or any Affiliate of such person and (ii) agreed upon by the Company and Executive (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days after appointment by the Company and Executive and receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 13, shall be paid by the Company to Executive within five days after the receipt of the Accounting Firm’s determination and in no event later than the payment deadline specified in Section 13(a).  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 13(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(c)           Executive shall notify the Company in writing of any claim by the Internal Revenue Service, state or other taxing authority (“Taxing Authority”) that, if successful, would require the payment by the Company of the Gross-Up Payment (or an additional Gross-Up Payment) in the event the Taxing Authority seeks higher payment.  Such notification shall be given as soon as practicable, but no later than ten business days after Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)        give the Company any information reasonably requested by the Company relating to such claim,

(ii)       take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)     cooperate with the Company in good faith in order to effectively contest such claim, and

(iv)      permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred at any time during the period that ends ten years following the lifetime of Executive in connection with such proceedings and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax and income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 13(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  The Company shall not direct Executive to pay such a claim and sue for a refund if, due to the prohibitions of section 402 of the Sarbanes-Oxley Act of 2002, the Company may not advance to Executive the amount necessary to pay such claim.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Taxing Authority.  The costs and expenses that are subject to be paid pursuant to this Section 13(c) shall not be limited as a result of when the costs or expenses are incurred.  The amounts of costs or expenses that are eligible for payment pursuant to this Section 13(c)(iv) during a given taxable year of Executive shall not affect the amount of costs or expenses eligible for payment in any other taxable year of Executive.  The right to payment of costs and expenses pursuant to this Section 13(c)(iv) is not subject to liquidation or exchange for another benefit.  Any payment due under this Section 13(c)(iv) to reimburse Executive for any taxes shall be made to Executive by the Company by the end of Executive’s taxable year following Executive’s taxable year in which Executive remits the related taxes to the applicable taxing authorities.

(d)           If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 13(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 13(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto.  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 13(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall not be required to be repaid.

14.          Compliance with IRC Section 409A.

This agreement is intended to comply with Section 409A and will be interpreted in a manner intended to comply with Section 409A, to the extent that the requirements of Section 409A are applicable thereto.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company he is a “specified employee” as defined in Section 409A (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following his termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.   Each amount to be paid or benefit to be provided under this Agreement will be construed as a separate identified payment for purposes of Section 409A,

15.          Indemnification.

During and following the employment period, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of Company to the maximum extent permitted by applicable law and/or the Company’s By-Laws. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. To the extent that the Company reduces the indemnity rights provided for under its By-Laws after execution of this Agreement, the Company’s indemnity obligations hereunder shall be unaffected (to the extent permitted by applicable law).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Rosetta Stone Ltd.

By:	/s/ Tom Adams

Tom Adams, Chief Executive Officer

EXECUTIVE

/s/ Stephen Swad
Stephen Swad